Exhibit 5.1

Sarah H. Semnani
+1 310 883 6467
ssemnani@cooley.com

April 13, 2023

Angion Biomedica Corp.
7-57 Wells Avenue
Newton, Massachusetts 02459

Ladies and Gentlemen:

We have acted as counsel to Angion Biomedica Corp., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the sale by the Company of up to 57,192,230 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), upon consummation of the merger (the “Merger”) of Arkham Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Elicio Therapeutics, Inc., a Delaware corporation (“Elicio”), pursuant to that certain Agreement and Plan of Merger, January 17, 2023, by and among Elicio, the Company and Merger Sub (the “Merger Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement in the form to be filed with the Commission on the date hereof, the Merger Agreement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed that, before the issuance of the Shares, (a) the conditions to completing the transactions provided for in the Merger Agreement will have been satisfied or duly waived, including approval by the stockholders of the Company of the issuance of the Shares pursuant to the Merger, (b) all approvals for the issuance of the Shares referred to in the Registration Statement have become effective, (c) no shares of Common Stock are issued or commitments to issue Common Stock are made by the Company prior to consummation of the Merger and (d) no more than 57,192,230 shares of Common Stock are issued pursuant to the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in the manner provided by, and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. This opinion speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

Cooley LLP

By:	/s/ Sara H. Semnani
Sara H. Semnani

COOLEY LLP 1333 2ND STREET, SUITE 400, SANTA MONICA, CA 90401 T: (310) 883-6400 F: (310) 883-6500 WWW.COOLEY.COM